Exhibit 5.1

May 3, 2021

ERYTECH Pharma S.A.

60 Avenue Rockefeller

69008 Lyon

France

Ladies and Gentlemen:

We are acting as special French counsel for ERYTECH Pharma S.A. (the “Company”), a French société anonyme, in connection with the offering by the Company of up to 1,034,483 units in the form of ABSAs (actions à bons de souscription d’actions) each being comprised of (i) four ordinary shares, nominal value €0.10 per share (the “New Shares”) and (ii) three warrants (each a “Warrant”), each Warrant to purchase one ordinary share (each a “Warrant Share” and together with the New Shares, the “Offered Shares”), in accordance with Articles L. 225-138 of the French Commercial Code (the “Offering”) and pursuant to (i) the Registration Statement on Form F-3 (Registration No. 333-248953) (the “Registration Statement”), the related base prospectus which forms a part of and is included in the Registration Statement (the “Base Prospectus”) and the related prospectus supplement dated April 30, 2021 (the “Prospectus Supplement”, together with the Base Prospectus, the “Prospectus”), (ii) the terms and conditions of a placement agreement (the “Placement Agreement”) entered into by and among the Company and H.C Wainwright & Co., LLC, and (iv) certain subscription agreements, each dated April 29, 2021, entered into between the Company and each of the investors named therein (the “Subscription Agreements”).

In rendering the opinion expressed below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such agreements, documents and records of the Company as set forth in the Schedule, and such instruments and certificates of officers and other representatives of the Company and public officials, as we have deemed necessary as the basis for such opinion, and have made such investigations of law as we have deemed necessary or appropriate as a basis for such opinion.

1.	Assumptions

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or reproduced copies and the authenticity of the originals of such copies. As to any facts material to the opinion expressed herein which we have not independently established or verified, we have relied upon statements and representations of the Company and its officers and other representatives and of public officials.

In addition, we have assumed that (i) the resolutions authorizing the Company to issue, offer and sell the Offered Shares and the Warrants as adopted by the extraordinary shareholders’ meeting and the Board of Directors (the “Board”) of the Company mentioned in the Schedule have not been amended or superseded, were duly passed at a duly convened and held meetings, and that the decisions of the chief executive officer (directeur general) of the Company mentioned in the Schedule have been duly adopted and recorded, (ii) the resolutions authorizing the Company to issue, offer and sell the Offered Shares and the Warrants as adopted by the extraordinary shareholders’ meeting, the Board and the chief executive officer (directeur géneral) are in full force and effect at all times at which the Offered Shares and Warrants are issued, offered or sold by the Company, (iii) the representations made by

GIDE LOYRETTE NOUEL A.A.R.P.I.
15 rue de Laborde—75008 Paris | tél. +33 (0)1 40 75 60 00 | info@gide.com—gide.com | Palais T03

the investors in the Subscription Agreements as to the fact that they belong to the categories of investors to whom the capital increase authorised by the resolutions of the extraordinary shareholders’ meeting will, as applicable, be true and accurate and correct and complete, (iv) the Company will issue and deliver the Offered Shares and the Warrants in the manner contemplated in the Placement Agreement and the issue of the Offered Shares and the Warrants as a result of the offering will remain within the limits of the then authorized but unissued amounts of Ordinary Shares in the resolutions of the extraordinary shareholders’ meeting and the Board as set forth in the Schedule, (vi) the offering restrictions contained in the Placement Agreement and the Prospectus have been and will be complied with and (vi) the Placement Agreement and the Subscription Agreements constitutes a valid and binding obligation of each party thereto other than the Company.

2.	Opinion

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations stated herein, we are of the opinion that (i) the New Shares, when issued by the Company in accordance with the extraordinary shareholders’ meeting of the Company and the decisions of the Board, pursuant to, and in accordance with, the Placement Agreement, upon payment of the consideration provided therein to the Company and issuance of the depositary certificates (certificats du dépositaire) in respect of each of the New Shares and the Warrants, will be validly issued, fully paid and non-assessable; (ii) once the Warrants will be validly issued and exercised in accordance with their terms, in particular upon payment in full of the relevant subscription price for the relevant Warrant Shares and delivery of the relevant Warrant Shares, the relevant Warrant Shares will be validly issued, fully paid up and non-assessable, and (iii) the Warrants will constitute upon issue valid and legally binding obligations of the Company, enforceable against it in accordance with their terms.

3.	Qualifications

The opinion set out above is subject to the following qualifications:

3.1 we have not investigated or verified the truth, accuracy or appropriateness of any representations of factual nature made by the parties in the document listed in the Schedule, or of any information, opinion or statement of facts relating to the Company, or the Offered Shares and the Warrants contained in the document listed in the Schedule, nor have we been responsible for ensuring that no material information has been omitted from it;

3.2 the term “enforceable” as used above means that the obligations assumed by the Company under the Warrants to be issued by the Company are of a type which the French courts enforce. It does not mean that those obligations will necessarily be enforced in all circumstances ;

3.3 the beneficiary of a contractual obligation may be able to obtain specific performance (exécution forcée en nature) of such obligation under French law, unless the specific performance of the relevant obligation would be impossible or would result in a clear disproportion (disproportion manifeste) between the cost for the obligor and the benefit for the obligee;

3.4 French courts may decline to enforce an obligation that lacks sufficient determination;

3.5 a certificate, determination, notification or opinion might be held by the French Courts to be inclusive if it could be shown to have an unreasonable or arbitrary basis or in the event of manifest error despite any provision in any document to the contrary;

3.6 this opinion is subject to any limitation arising from ad hoc mandate (mandat ad hoc), conciliation (conciliation), accelerated safeguard (sauvegarde accélérée), accelerated financial safeguard (sauvegarde financière accélérée), safeguard (sauvegarde), judicial reorganisation (redressement judiciaire), judicial liquidation (liquidation judiciaire) (including a provision that creditors’ proofs of debts denominated in foreign currencies would be converted into euros at the rate applicable on the date of the court decision instituting the accelerated safeguard (sauvegarde accélérée), the accelerated financial safeguard (sauvegarde financière accélérée), the safeguard (sauvegarde), the judicial reorganisation (redressement judiciaire) and the judicial liquidation (liquidation judiciaire) proceedings), insolvency, moratorium and other laws of general application affecting the rights of creditors; and

3.7 it should be noted that any such event affecting the Company does not necessarily give rise to immediate formalities at the relevant Register of Commerce and Companies (Registre du Commerce et des Sociétés) and that, once such formalities have been carried out, they are not necessarily recorded immediately on the Kbis extract (extrait K-bis) or the non-bankruptcy certificate (certificat de recherche négative en matière de procédures collectives), which are accordingly not conclusive as to the occurrence of any such event. It should also be noted that the opening of ad hoc mandate (mandat ad hoc) or conciliation (conciliation) proceedings never appears on such document.

We are members of the Paris bar and this opinion is limited to the laws of the Republic of France. This opinion is subject to the sovereign power of the French courts to interpret agreements and assess the facts and circumstances of any adjudication. This opinion is given on the basis that it is to be governed by, and construed in accordance with, the laws of the Republic of France.

This opinion is addressed to you solely for your benefit in connection with the Prospectus Supplement. It is not to be transmitted to anyone else nor is it to be relied upon by anyone else or for any other purpose or quoted or referred to in any public document (other than the Registration Statement) or filed with anyone without our prior written express consent.

We hereby consent to the filing with the Securities and Exchange Commission of this opinion as Exhibit 5.1 to the current Report on Form 6-K filed on the date hereof by the Company and incorporated by reference into the Registration Statement and to the reference to Gide Loyrette Nouel A.A.R.P.I. under the caption “Legal Matters” in each of the Base Prospectus and Prospectus Supplement constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Gide Loyrette Nouel A.A.R.P.I.

Arnaud Duhamel

SCHEDULE

1.	A Kbis extract (extrait K-bis) of the Register of Commerce and Companies (Registre du Commerce et des Sociétés) of Lyon relating to the Company dated April 30, 2021.

2.

A non-bankruptcy certificate (certificat de recherche négative en matière de procédures collectives) of the Company up to date as of April 29, 2021 and delivered by the Greffe du Tribunal de commerce de Lyon on April 30, 2021.

3.	A certified copy of the statuts of the Company up to date as of April 14, 2021 (the “Bylaws”).

4.

An executed copy of an extract of the minutes of the ordinary and extraordinary general meeting of the shareholders (Assemblée générale mixte) of the Company dated June 26, 2020 authorizing the issuance of the Offered Shares under resolutions no. 25.

5.

A copy of an extract of the minutes of the meeting of the Board of Directors (Conseil d’administration) of the Company dated April 28, 2021 approving the Offering and delegating to the Chief Executive Officer the power to finalize the terms of the Offering.

6.	A certified copy of an extract of the decision of the Chief Executive Officer (Directeur Général) of the Company dated April 29, 2021 deciding on the issuance of the New Shares and the Warrants.

7.	A copy of the Registration Statement.

8.	A copy of the Prospectus.

9.	A copy of the Placement Agreement

10.	An executed copy of the Subscription Agreements, including the terms and conditions of the Warrants.